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                                     UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                                                              For the Six Months
                                                                                                                 Ended June 30,
                                                                                                       -----------------------------
Millions of dollars                                                                                         2000                1999
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    .............................................................................................
Earnings from continuing operations .............................................................            $ 374             $  10
Provision for income taxes ......................................................................              242                44
Minority Interests ..............................................................................              (10)                4
Distributions (Less Than) Greater Than equity in earnings of affiliates .........................              (21)                1
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         Earnings subtotal  .....................................................................              585                59
Fixed charges included in earnings:
   Interest expense .............................................................................              106                93
   Distribution on convertible preferred securities .............................................               16                16
   Interest portion of rentals  ... .............................................................               12                10
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         Fixed charges subtotal .................................................................              134               119
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Earnings from operations
   available before fixed charges ...............................................................            $ 719             $ 178
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Fixed charges:
   Fixed charges included in earnings ...........................................................            $ 134             $ 119
   Capitalized interest .........................................................................                5                 9
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         Total fixed charges ....................................................................            $ 139             $ 128
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Ratio of earnings from operations
   to fixed charges .............................................................................              5.2               1.4
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